Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Cardium Therapeutics, Inc. on Form S-3 of our report which includes an explanatory paragraph as to the company’s ability to continue as a going concern, and refers, as discussed in Note 2, to a change in the method of accounting for certain convertible debt and equity instruments (Note 6) effective January 1, 2009, dated March 16, 2010 , with respect to our audits of the consolidated financial statements of Cardium Therapeutics, Inc. as of December 31, 2009 and 2008 and for each of the years in the three year period ended December 31, 2009 and for the period from December 22, 2003 (inception) through December 31, 2009 and our report dated March 16, 2010 with respect to our audit of the effectiveness of internal control over financial reporting of Cardium Therapeutics, Inc. as of December 31, 2009 appearing in the Annual Report on Form 10-K of Cardium Therapeutics, Inc. for the year ended December 31, 2009. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, New York

August 9, 2010